Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3, of our auditor’s report dated April 1, 2024 relating to the consolidated financial statements of Venus Concept Inc. and its subsidiaries (the “Company”) as at December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023, as included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Form S-3.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants
October 24, 2024
Mississauga, Canada